EXHIBIT 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Premium Standard Farms, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Premium Standard Farms, Inc.

Kansas City, Missouri

We have audited the accompanying consolidated balance sheets of Premium Standard Farms, Inc. and subsidiaries (the “Company”) as of March 31, 2007 and March 25, 2006, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the three fiscal years in the period ended March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Premium Standard Farms, Inc. and subsidiaries as of March 31, 2007 and March 25, 2006, and the results of their operations and their cash flows for each of the three fiscal years in the period ended March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 14 to the consolidated financial statements, subsequent to March 31, 2007, all of the outstanding common stock of the Company was acquired by a subsidiary of Smithfield Foods, Inc.

DELOITTE & TOUCHE LLP

Kansas City, MO

June 1, 2007

PREMIUM STANDARD FARMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	March 25, 2006	March 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,512	$1,864
Accounts receivable, less allowance of $1,018 and $1,055 in 2006 and 2007, respectively	28,761	29,547
Inventories	167,030	185,192
Deferred income taxes	8,175	9,035
Income tax receivable	—	2,840
Prepaid expenses and other	4,990	4,484

Total current assets	234,468	232,962

PROPERTY, PLANT, EQUIPMENT AND BREEDING STOCK:
Land and improvements	102,501	102,936
Buildings	298,292	301,936
Machinery and equipment	297,970	315,239
Breeding stock	44,868	46,794
Construction in progress	10,008	35,832

	753,639	802,737
Less- accumulated depreciation	348,643	382,114

Total property, plant, equipment and breeding stock	404,996	420,623

GOODWILL	75,998	75,998
OTHER LONG-TERM ASSETS:
Deferred financing costs, net	2,137	1,699
Other	11,252	9,522

Total other long-term assets	13,389	11,221

Total assets	$728,851	$740,804

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,044	$10,242
Accrued expenses	43,313	52,770
Dividends payable	911	1,173
Due to related party (including dividends payable of $986 and $746 in 2006 and 2007, respectively	1,008	789
Income tax payable	3,204	—
Accrued interest	997	1,102
Current maturities of long-term debt and capital leases	810	2,949

Total current liabilities	59,287	69,025

LONG-TERM LIABILITIES:
Long-term debt and capital leases, less current maturities	127,542	122,595
Other long-term liabilities	6,327	5,992
Deferred income taxes	74,975	69,537

Total long-term liabilities	208,844	198,124

Total liabilities	268,131	267,149

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 10,000,000 shares authorized, no shares outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 31,620,039 and 31,978,806 shares issued and outstanding	316	320
Additional paid-in capital	378,083	380,265
Accumulated other comprehensive income, net of tax	2,748	2,476
Retained earnings	79,573	90,594

Total shareholders’ equity	460,720	473,655

Total liabilities and shareholders’ equity	$728,851	$740,804

The accompanying notes are an integral part of these consolidated financial statements.

PREMIUM STANDARD FARMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands, except share and per share information)

	Fiscal Year Ended
	March, 26, 2005	March, 25, 2006	March, 31, 2007
NET SALES	$927,571	$919,540	$893,029

COST OF GOODS SOLD	774,512	785,724	819,162

Gross profit	153,059	133,816	73,867

OPERATING EXPENSES:
Selling, general and administrative expenses	26,068	26,674	41,259
Loss on early extinguishment of debt	—	21,707	92
Other income, net	(826)	(839)	(150)

Total operating expenses	25,242	47,542	41,201

Operating income	127,817	86,274	32,666

INTEREST (EXPENSE) INCOME:
Interest expense	(20,314)	(9,421)	(6,816)
Interest income	159	521	1,182

Interest expense, net	(20,155)	(8,900)	(5,634)

Income before income taxes	107,662	77,374	27,032

INCOME TAX (EXPENSE) BENEFIT
Current tax provision	(24,845)	(34,138)	(14,388)
Deferred tax provision	(15,159)	9,874	6,054

Income tax expense	(40,004)	(24,264)	(8,334)

NET INCOME	$67,658	$53,110	$18,698

Unrealized gain (loss) on interest rate swap, net of tax	54	2,748	(618)

COMPREHENSIVE INCOME	$67,712	$55,858	$18,080

Earnings per share:
Basic	$2.19	$1.71	$0.59
Diluted	$2.18	$1.70	$0.59
Weighted average number of common shares outstanding:
Basic	30,928,593	31,038,044	31,642,299
Diluted	31,088,489	31,324,679	31,872,863

Dividends declared per share	$—	$0.24	$0.24

The accompanying notes are an integral part of these consolidated financial statements.

PREMIUM STANDARD FARMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share information)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total
BALANCE, March 28, 2004	$309	$373,401	$(54)	$(33,644)	$340,012
Net income	—	—	—	67,658	67,658
Unrealized gain on interest rate swap, net of tax	—	—	54	—	54

BALANCE, March 26, 2005	$309	$373,401	$—	$34,014	$407,724
Net income	—	—	—	53,110	53,110
Common stock issued	3	(3)	—	—	—
Dividends declared on common stock, $0.24 per share	—	—	—	(7,551)	(7,551)
Conversion of incentive plan to restricted stock	4	1,824	—	—	1,828
Stock-based compensation expense	—	1,171	—	—	1,171
Stock option income tax benefits	—	1,690	—	—	1,690
Unrealized gain on interest rate swap, net of tax	—	—	2,748	—	2,748

BALANCE, March 25, 2006	$316	$378,083	$2,748	$79,573	$460,720
Net income	—	—	—	18,698	18,698
Common stock issued	4	17	—	—	21
Dividends declared on common stock, $0.24 per share	—	—	—	(7,677)	(7,677)
Stock-based compensation expense	—	1,769	—	—	1,769
Stock option income tax benefits	—	396	—	—	396
Unrealized loss on interest rate swap, net of tax	—	—	(618)	—	(618)
Adjustment to initially apply FASB Statement No. 158, net of tax (Note 10)	—	—	346	—	346

BALANCE, March 31, 2007	$320	$380,265	$2,476	$90,594	$473,655

The accompanying notes are an integral part of these consolidated financial statements.

PREMIUM STANDARD FARMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	March 26, 2005	March 25, 2006	March 31, 2007
OPERATING ACTIVITIES:
Net income	$67,658	$53,110	$18,698
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	60,645	60,925	53,328
Stock-based compensation	—	1,171	1,770
Amortization of deferred financing costs	1,042	484	438
Premium on early extinguishment of debt	—	17,762	92
Write-off of deferred financing costs	—	3,945	—
Deferred income taxes	15,194	(9,874)	(6,054)
Excess tax benefits from share-based payment arrangements	—	(1,690)	(396)
Net gain on sale of property, plant, equipment and breeding stock	(8,640)	(7,011)	(6,845)
Changes in operating assets and liabilities, net-
Accounts receivable	(5,415)	5,110	(786)
Inventories	2,455	(1,667)	(18,162)
Prepaid expenses and other assets	(1,077)	2,541	(2,911)
Accounts payable, accrued expenses and other liabilities	18,072	(6,846)	2,785

Net cash provided by operating activities	149,934	117,960	41,957

INVESTING ACTIVITIES:
Purchases of property, plant, equipment and breeding stock	(44,298)	(47,559)	(73,613)
Proceeds from disposal of property, plant, equipment and breeding stock	20,730	16,542	16,510
Proceeds from sale of joint venture	—	—	1,637

Net cash used in investing activities	(23,568)	(31,017)	(55,466)

FINANCING ACTIVITIES:
Checks issued against future deposits	(5,115)	—	—
Excess tax benefits from share-based payment arrangements	—	1,690	396
Dividends paid	—	(5,654)	(7,656)
Proceeds from exercises of warrants	—	—	21
Payments on revolving debt, net	(102,500)	—	—
Proceeds from term loan	—	125,000	—
Payments for deferred financing costs	(1,272)	(953)	—
Premium on early extinguishment of debt	—	(17,762)	(92)
Repayments on long-term debt	(7,425)	(173,806)	(2,808)

Net cash used in financing activities	(116,312)	(71,485)	(10,139)

Net increase (decrease) in cash and cash equivalents	10,054	15,458	(23,648)
CASH AND CASH EQUIVALENTS, beginning of period	—	10,054	25,512

CASH AND CASH EQUIVALENTS, end of period	$10,054	$25,512	$1,864

SUPPLEMENTAL DISCLOSURES:
Interest paid, net of amounts capitalized	$20,571	$12,979	$7,447
Income tax paid	23,028	30,411	20,037
Noncash operating activities-
Fair value of interest rate swap	88	4,446	3,381
Noncash investing activities
Current liabilities related to purchases of property, plant, equipment and breeding stock	—	1,519	5,006
Noncash financing activities-
Dividend payable	—	1,897	1,919
Conversion of incentive plan to restricted stock	—	1,828	—

The accompanying notes are an integral part of these consolidated financial statements.

PREMIUM STANDARD FARMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of significant accounting policies:

Nature of operations

On May 2, 2005, the former parent, PSF Group Holdings, merged with and into its wholly owned subsidiary Premium Standard Farms, Inc., with Premium Standard Farms, Inc. (“PSF” or “the Company”) being the surviving corporation. In connection with the merger, the Company adopted PSF Group Holdings’ Certificate of Incorporation (the “Certificate”).

On May 10, 2005, Premium Standard Farms of North Carolina, Inc., a wholly owned subsidiary, merged with and into Premium Standard Farms, Inc., with Premium Standard Farms, Inc. being the surviving corporation.

On September 17, 2006, PSF entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Smithfield Foods, Inc. (“Smithfield”) and KC2 Merger Sub, Inc., a wholly owned subsidiary of Smithfield (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into PSF, with PSF as the surviving corporation of the merger (the “Merger”). As a result of the Merger, PSF will become a wholly owned subsidiary of Smithfield and each outstanding share of PSF common stock will be converted into the right to receive 0.678 of a share of Smithfield common stock and $1.25 in cash. As described in Note 14, this transaction was completed subsequent to March 31, 2007.

Premium Standard Farms, Inc. is a Delaware company formed in 1996 and as of March 31, 2007 is 38.9% owned by ContiGroup Companies, Inc. (“ContiGroup”). PSF and its subsidiaries, collectively referred to as the Company, are an integrated business engaged principally in the business of hog production and pork processing and selling to domestic and international markets.

Fiscal year

The Company’s fiscal year is the 52 or 53-week period which ends on the last Saturday in March. The accompanying consolidated statements of income and comprehensive income, statements of shareholders’ equity and cash flows include activity from the period of March 28, 2004, through March 26, 2005 (52 weeks), the period of March 27, 2005, through March 25, 2006 (52 weeks), and the period of March 26, 2006, through March 31, 2007 (53 weeks).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Entities in which the Company has ownership of 20 percent to 50 percent and has the ability to exercise significant influence are accounted for using the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

Revenues from product sales are recorded when title to the goods and risks of ownership has transferred to the customer upon shipment. Net sales reflect units shipped at selling prices reduced by certain sales allowances.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates market value.

Inventories

Inventories are valued at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market. Inventories consist of the following (in thousands):

	March 25, 2006	March 31, 2007
Hogs	$147,391	$161,282
Processed pork products	13,348	15,868
Packaging and supplies	2,248	2,836
Grain, feed additives and other	4,043	5,206

	$167,030	$185,192

Property, plant, equipment and breeding stock

Depreciation of property, plant, equipment and breeding stock is computed using the straight-line method over the estimated useful lives of the assets as follows:

Years
Land improvements	15 to 20
Buildings	20 to 40
Machinery and equipment	3 to 10
Breeding stock	3

Assets held under capital leases are classified as property, plant, equipment and breeding stock and amortized over the lease terms. Lease amortization is included in depreciation expense.

Maintenance, repairs and minor renewals are charged to operations while major renewals and improvements are capitalized.

Depreciation and amortization expense relating to the Company’s property, plant, equipment and breeding stock amounted to $60,645,000, $60,925,000 and $53,328,000 for fiscal years ended March 26, 2005, March 25, 2006, and March 31, 2007, respectively.

Capitalized interest relating to the Company’s additions of property, plant, equipment and breeding stock amounted to $295,000, $363,000 and $1,274,000 for fiscal years ended March 26, 2005, March 25, 2006 and March 31, 2007, respectively. These amounts were capitalized with the related project in property, plant, equipment and breeding stock on the consolidated balance sheets.

Impairment of long-lived assets

Long-lived assets, primarily property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

Market-risk management instruments

The Company uses price-risk management techniques to enhance sales and reduce the effect of adverse price changes on the Company’s profitability. The Company’s price-risk management and hedging activities currently are utilized in the areas of forward grain sales and hog production margin management. The Company’s currently held commodity contracts do not qualify as hedges for financial reporting purposes. These instruments are marked to market and included in revenue or cost of goods sold in the consolidated statements of income and comprehensive income.

During the fiscal year ended March 25, 2006, the Company entered into an interest rate swap agreement in order to effectively convert the base interest rate on a new bank term note from variable to a fixed rate. The swap has been designated as a cash flow hedge and qualifies for hedge accounting with the changes in fair value recorded in other comprehensive income. See “Derivative instruments and hedging activities” below.

Self-insurance programs

The Company is self-insured for certain levels of general and vehicle liability, workers’ compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims incurred through the balance sheet date. Any resulting adjustments to previously recorded reserves are reflected in current operating results.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on the difference between financial reporting and income tax basis of assets and liabilities using the enacted tax rates. The deferred income tax provision or benefit is based on changes in the asset or liability from period to period.

Fair value of financial instruments

The fair value of long-term debt and capital lease obligations is determined using quoted market prices from interdealers and the fair value of the interest rate swap. At March 25, 2006, and March 31, 2007, the fair value of the Company’s debt was $123,906,000 and $122,262,000, respectively, with a carrying value of $128,352,000 and $125,544,000, respectively.

Accounts receivable, accounts payable and cash equivalents are carried at historical cost, which approximates fair value.

Goodwill

The Company follows Statements of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and Intangible Assets,” which established reporting and accounting standards for goodwill and intangible assets. Under SFAS 142, companies no longer amortize goodwill over the estimated useful life. Goodwill is assessed each year during the second quarter for impairment by applying a fair value based test. No impairment was recorded during the fiscal years ended March 26, 2005, March 25, 2006 and March 31, 2007.

Deferred financing costs

Costs associated with debt issuance and amendments of debt facilities are capitalized and amortized using the interest method over the related debt facility life. Accumulated amortization on deferred financing costs at March 25, 2006 and March 31, 2007 was $878,000 and $1,316,000, respectively.

Asset retirement obligations

The Company accrues for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company has determined that it has a legal obligation to close lagoons in the future should the Company ever cease operations or plan to close lagoons voluntarily in accordance with a changed operating plan. Based on estimates and assumptions as to the cost and timing of any potential lagoon closure, the Company has determined and recorded the present value of the projected costs which are not considered material to the consolidated financial statements.

Derivative instruments and hedging activities

The Company follows Financial Accounting Standards Board Statement No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities” which requires every derivative instrument be recorded in the balance sheet as either an asset or liability at its fair value, and changes in a derivative’s fair value be recognized in current earnings or other comprehensive income.

The Company believes that its exchange traded commodity contracts serve as economic hedges, however, management has elected not to designate and account for these contracts as hedges. Accordingly, these contracts are marked to market through earnings in the period in which they occur. In periods of rising prices for lean hogs, the value of short positions in lean hog futures decreases while revenue on sales of hogs tends to increase. In periods of falling prices, the opposite relationship occurs. For the fiscal year ended March 26, 2005, the Company had short positions in lean hog futures contracts at a time when lean hog future contracts of similar maturities generally were increasing. As a result, these contracts, when marked to market, had decreased in fair value from the previous reporting period and losses of $5.9 million were recognized in revenue. For fiscal years ended March 25, 2006, and March 31, 2007, the Company had short positions in lean hog futures contracts at a time when lean hog future contracts of similar maturities generally were decreasing. As a result, these contracts, when marked to market, had increased in fair value from the previous reporting period and gains of $24.3 million and $4.9 million, respectively, were recognized in revenue. (Losses) gains recognized in cost of goods sold relating to the hedging of feed components and outside hog purchases at processing facilities were ($3.3) million, $2.0 million, and ($3.8) million, respectively. The Company has recorded the fair value of its open exchange traded commodity contracts of $3.3 million and $1.3 million in Prepaid Expenses and Other in the consolidated balance sheets at March 25, 2006 and March 31, 2007, respectively.

During the fiscal year ended March 25, 2006, the Company entered into an interest rate swap agreement in order to effectively convert the base interest rate on a new bank term note from variable to a fixed rate. The interest rate swap matures on May 9, 2015. The Company has designated the interest rate swap as a cash flow hedge and has recorded $4.4 million and $3.4 million in the consolidated balance sheets relating to the fair value of the swap for fiscal years ended March 25, 2006 and March 31, 2007, respectively. For the fiscal year ended March 25, 2006, the Company increased accumulated other comprehensive income by $2.7 million, net of $1.7 million in deferred taxes. For the fiscal year ended March 31, 2007, the Company decreased accumulated other comprehensive income by $0.6 million, net of $0.4 million in deferred taxes.

Stock-based compensation

The Company follows the disclosure provisions of Statement of Financial Accounting Standards No. 148 (SFAS 148), “Accounting for Stock-Based Compensation – Transition and Disclosure, and amendment of FASB Statement No. 123.” SFAS 148 requires prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

Effective September 25, 2005, the Company adopted Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)), “Share-Based Payment”, using the modified prospective application transition method. SFAS 123(R) requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and restricted stock grants related to the Company’s incentive plans, to be based on fair values. SFAS 123(R) supersedes the Company’s previous accounting for these plans under Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” (APB 25) for the periods beginning September 25, 2005. The adoption of SFAS 123(R) did not have a significant impact on our financial position or our results of operations. In fiscal year 2006, the Company recognized approximately $0.3 million in additional compensation expense associated with early adoption. Financial statements for prior years do not reflect any restated amounts as a result of this adoption in accordance with the modified prospective application transition method under SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The Company used the Black-Scholes model to determine the fair value of employee stock options granted. The Black-Scholes model calculation of fair value is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, the actual and projected employee stock option exercise behaviors, the risk free rate, and the estimated dividend yield. The Company uses the underlying share price as the fair value for restricted stock grants issued. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Income and Comprehensive Income. As stock-based compensation expense recognized in the Consolidated Statement of Income and Comprehensive Income for the for the period subsequent to the September 25, 2005 adoption date is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to the third quarter of fiscal year 2006, the Company reported the impact of forfeitures as they occurred.

The Company’s net income for the fiscal years ended March 25, 2006 and March 31, 2007 includes $1.2 million and $1.8 million of compensation costs in Selling, general and administrative expenses, respectively, related to our stock-based compensation arrangements. There were no stock-based compensation costs recognized or stock-based grants awarded in the fiscal year ending March 26, 2005.

Prior to adopting SFAS 123(R) the Company accounted for stock compensation under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (APB 25) as allowed under Statement of Financial Accounting Standards No. 123 , “Accounting for Stock-Based Compensation” (SFAS 123). Under the intrinsic value method, no stock-based compensation expense had been recognized for stock options because the exercise price equaled the fair market value of the underlying stock at the date of grant. For restricted stock grants the Company recognized expense over the vesting period using the straight-line multiple award approach and will apply that approach to all future awards. The following table presents the effect on our net income and earnings per share had we adopted the fair value method of accounting for stock-based compensation under SFAS 123(in thousands, except for per share amounts).

	March 26, 2005	March 25, 2006
Net income, as reported	$67,658	$53,110

Add: Stock-based compensation expense included in net income, net of related taxes	—	724
Less: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related taxes	—	807

Pro forma net income	$67,658	$53,027

Basic earnings per share, as reported	$2.19	$1.71
Basic earnings per share, pro forma	$2.19	$1.71

Diluted earnings per share, as reported	$2.18	$1.70
Diluted earnings per share, pro forma	$2.18	$1.69

Earnings per share

Basic earnings per common share (EPS) are computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Statement of Financial Accounting Standards No. 128, “Earnings per Share,” requires that employee equity share options, nonvested shares and similar equity instruments granted by the Company be treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding include the dilutive effect of in-the-money options and stockholder warrants which is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method as amended by SFAS 123(R), the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares.

In the fiscal year ended March 26, 2005, there were warrants with the right to acquire 2,969,878 shares that were considered antidilutive. In the fiscal year ended March 31, 2007, there were 115,076 options (based on weighted-average number outstanding during the year), that were considered antidilutive. The following schedule shows computation of net earnings per share for the last three fiscal years (dollars in thousands, except share and per share information).

	March 26, 2005	March 25, 2006	March 31, 2007
Basic Computation:

Net income	$67,658	$53,110	$18,698
Weighted average common shares outstanding	30,928,593	31,038,044	31,642,299

Basic earnings per share	$2.19	$1.71	$0.59

Diluted Computation:

Net income	$67,658	$53,110	$18,698
Weighted average common shares outstanding	30,928,593	31,038,044	31,642,299
Net effect of dilutive stock options and warrants based on the treasury stock method	159,896	286,635	230,564

Outstanding shares for diluted earnings per share	31,088,489	31,324,679	31,872,863

Diluted earnings per share	$2.18	$1.70	$0.59

New accounting pronouncements

In June 2006, FASB issued FASB Interpretation No. 48 (FIN 48) “Accounting for Uncertainty in Income Taxes”, to address uncertainty in income taxes recognized in an enterprise’s financial statements. Specifically, FIN 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company is currently evaluating the impact FIN 48 may have on its results of operations or financial position.

In September 2006, the FASB issued FASB Statement of Financial Accounting Standards No. 157 (SFAS 157), “Fair Value Measurements” which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS 157 becomes effective beginning with the first quarter 2009 fiscal period. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” The Company has adopted this standard and it had no material impact on its consolidated financial statements. In accordance with this standard, effective for the fiscal year ended March 31, 2007, the Company has fully recognized the assets and obligations associated with its defined benefit plans.

Risk factors

There are certain risk factors that can materially impact the Company’s business, financial condition and results of operations. These risks include sensitivity to pork and hog prices, sensitivity to grain commodity prices, environmental factors and legislation, changes in herd productivity and feed efficiency, impact of disease, international market risks, competition, restrictions under corporate farming laws, dependence on favorable labor relations, pork product contamination and product liability claims, distribution channels and consumer preferences.

2. Shareholders’ equity

On May 6, 2005, the board of directors of the Company authorized a 145-for-1 stock split effected in the form of a stock dividend. All references to the number of shares and per share amounts of common stock reflect the stock split.

Preferred stock

The Company has authorized 10,000,000 shares at $.01 par value of preferred stock. No shares have been issued or are outstanding. Terms of the preferred stock including voting rights, dividend preference and other limitations or restrictions have yet to be assigned.

Stockholder warrants

The Company currently has no warrants outstanding. At March 25, 2006, there were warrants outstanding for the issuance of 2,707,233 shares of common stock which were exercisable and warrants had been exercised during the year ended March 25, 2006, under the net exercise provision for 35,946 shares of common stock. During the year ended March 31, 2007, there were 2,571,035 warrants exercised with 346,029 shares issued as a result of the exercises. There were 136,198 warrants which expired unexercised in the year ended March 31, 2007.

3. Stock-based compensation

As of March 31, 2007, the Company had two stock-based incentive plans: the 1999 Equity Incentive Plan (the 1999 Plan) and the 2005 Long-Term Incentive Plan (the 2005 Plan).

Equity awards issued under the plans are intended to provide employees and non-employee directors of the Company and its subsidiaries with added incentive to remain employed by the Company and align such individuals’ interests with those of the Company’s shareholders.

The maximum number of shares issuable over the term of the 1999 Plan is limited to 2.5 million shares. The terms of any award granted were determined by the committee administering the 1999 Plan, but no stock option may be exercised later than 10 years after the date of grant. Awards generally vested 33% after one year from grant date, 33% after 2 years, and 34% after three years. The Company has determined not to make any future grants under the 1999 Plan.

In January 2004, the Company’s board of directors granted 124,287 options at an $11.49 per share exercise price under the 1999 Plan. The fair value of stock options granted was calculated using the minimum value method as defined in the Statement of Financial Accounting Standards No. 123 (SFAS 123). In April 2004, 165,715 options were terminated in accordance with the option agreements due to departures of individuals in the plan. At the date of adoption of SFAS 123(R), there was no unrecognized compensation related to shares valued under the minimum value method.

Upon the adoption of SFAS 123(R), the Company amended the 1999 Plan to enable alternate methods of paying the exercise price and withholding taxes in connection with the exercise of stock option awards. The modification impacted only four individuals and did not result in any incremental compensation expense.

In June 2005, the Company adopted the 2005 Plan which provides for the granting of stock options, stock appreciation rights, restricted stock awards, performance units and share awards and other incentive awards to employees and non-employee directors of the Company, its subsidiaries and affiliates as may be identified by the Company’s Compensation Committee of the board of directors. The maximum number of shares issuable over the term of the 2005 Plan is limited to 2.5 million shares.

Under the 2005 plan, 197,828 options to purchase shares at $12.50 per share were granted to senior management and 224,558 restricted stock grants were awarded in June 2005. The options vest over a four year period from date of grant and have a ten year life and were issued at the fair market value of the underlying stock on the grant date. The restricted stock grants vest over a three to five year period based on the award. On June 17, 2006, 49,453 options vested and are currently exercisable and 16,135 restricted stock grants vested and are now unrestricted.

In conjunction with the 2005 plan, senior management was allowed to convert accrued long-term incentive compensation into restricted stock grants which vest over the same period as the incentive plan. Those who elected this conversion also received a Company match of 10%, of the amount accrued for those individuals, in restricted stock. There were 160,927 restricted stock grants, based on a value of $1.8 million previously accrued for the incentive plan, issued for this conversion in the year ended March 25, 2006.

In January 2006, each of the seven non-employee directors were granted 1,000 shares of restricted stock which vest after three years.

In June 2006, 238,206 options to purchase shares at $14.53 per share were granted to senior management and 77,255 restricted stock grants were awarded. The options primarily vest over a four year period from date of grant and have a ten year life and were issued at the fair market value of the underlying stock on the grant date. The restricted stock grants vest over a three to four year period based on the award.

During the fiscal year 2007, there were also 1,000 restricted stock grants made to a newly elected board member with a grant date fair value of $16.60 per restricted stock unit, and 6,000 restricted stock grants made to non-employee board members at a grant date fair value of $18.57 per restricted stock unit. These restricted stock units have a three year cliff vesting.

During the fiscal year 2007, there were 65,716 options to purchase stock at an average exercise price of $13.72 and 72,975 restricted stock units cancelled due to employees leaving the Company prior to reaching the required service period to vest.

A summary of activity under our existing plans is as follows:

	Options Outstanding	Wtd.-Avg. Exercise Price	Aggregate Intrinsic Value	Wtd.-Avg. Remaining Contractual Life (in years)
Stock Options:
1999 Plan
Balance at March 27, 2005	952,859	$11.49
Granted	—	—
Exercised	(870,002)	11.49
Forfeited	—	—
Expired	—	—

Balance at March 25, 2006	82,857	$11.49	$506,008	4.8
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at March 31, 2007 (all expected to vest	82,857	$11.49	$791,036	3.8

Options exercisable at March 31, 2007	82,857	$11.49	$791,036	3.8

2005 Plan
Balance at March 27, 2005	—	$—
Granted	197,828	12.50
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at March 25, 2006	197,828	$12.50	$1,008,923	9.3
Granted	238,206	14.53
Exercised	(8,742)	12.50
Forfeited	(65,716)	13.72
Expired	—	—

Balance at March 31, 2007 (all expected to vest	361,576	$13.62	$2,684,461	8.8

Options exercisable at March 31, 2007	47,311	$12.78	$390,637	8.4

The total intrinsic value of options exercised during the fiscal years ended March 25, 2006 and March 31, 2007 was $4.3 million and $37,000, respectively. There was no cash received for the exercise of options during the fiscal year ended March 25, 2006 as they were converted to shares based on their intrinsic value at the time of exercise. The price used to determine the share conversion was based on the average of the high and low price on the exercise date. The weighted-average price used for exercises during the year ended March 25, 2006 was $16.47 and resulted in the issuance of 263,084 new shares of the Company’s common stock. The options exercised during fiscal year 2007 at a weighted-average exercise price of $16.68 were converted to shares based on their intrinsic value and resulted in the issuance of 1,458 new shares of the Company’s common stock. There were no exercises of stock options in the fiscal year ended March 26, 2005. The Company issues new shares to satisfy stock option exercises.

For the fiscal years ended March 25, 2006 and March 31, 2007, the Company granted options for 197,828 shares and 238,208 shares, respectively, with a weighted-average grant date fair value of $4.88 per share and $5.84 per share, respectively, using the Black-Scholes model with the following assumptions:

	Fiscal Year Ended March 25, 2006	Fiscal Year Ended March 31, 2007
Expected option life	6 years	5.75 to 6.25 years
Volatility	40.0%	39.6%
Risk-free rate	4.2%	5.1%
Dividend yield	1.5%	1.7%

The expected life of the Company’s options was determined by taking into account the average vesting period of the options and the contractual life of the options. Until the Company is able to develop employee exercise trends, the expected life will continue to be calculated in this manner for new option grants.

The volatility assumption used was derived from the average volatilities of similar entities within the Company’s industry over the expected term of the option life. As the Company accumulates more historical volatility data, the Company will begin to use its own implied volatility in the calculation.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company’s employee stock options.

The dividend yield assumption is based on the Company’s expectation of dividend payouts.

A summary of activity related to restricted stock grants is as follows:

	Nonvested stock Outstanding	Wtd.-Avg. Grant-Date Fair Value
Restricted Stock Grants:
2005 Plan
Nonvested at March 27, 2005	—	$—
Granted	392,485	12.54
Vested	—	—
Forfeited	—	—

Nonvested at March 25, 2006	392,485	$12.54
Granted	84,255	14.84
Vested	(164,236)	12.50
Forfeited	(72,975)	12.79

Nonvested at March 31, 2007	239,529	$13.29

All restricted stock grants at March 31, 2007 are expected to vest.

As of March 31, 2007, total compensation cost related to nonvested stock options and restricted stock grants not yet recognized was $1.3 million which is expected to be recognized by the closing of the merger transaction disclosed in Note 1. These non-vested stock options and restricted shares will immediately vest upon the change in control which occurred subsequent to year end as disclosed in Note 14.

4. Accrued expenses

Accrued expenses are comprised of the following (in thousands):

	March 25, 2006	March 31, 2007
Salaries and benefits payable	$19,483	$16,156
Workers’ compensation payable	6,091	6,295
Grain and feed	1,686	3,852
Claims reserves	3,454	6,035
Merger related accruals	—	4,075
Accrued payables and other	12,599	16,357

	$43,313	$52,770

5. Long-term debt and capital leases

Long-term debt and capital leases consists of the following (in thousands):

	March 25, 2006	March 31, 2007
Senior unsecured notes, due on June 15, 2011, interest at 9.25% (9 1/4% Notes), interest payable semiannually	$2,000	$—
Revolving loan, due on June 24, 2010	—	—
Term loan, due on May 9, 2015, interest based on LIBOR rates plus 0.875% ($125,000 fixed with a swap agreement for 5.625% at March 31, 2007), payable in quarterly installments of $1,250 beginning November 9, 2007	125,000	125,000
Capital leases	1,352	544

Total debt and capital leases	128,352	125,544
Less- Current portion	810	2,949

Long-term debt and capital leases	$127,542	$122,595

Future maturities of long-term debt and capital leases are as follows (in thousands):

Fiscal Year
2008	$2,949
2009	5,087
2010	5,008
2011	5,000
2012	5,000
Thereafter	102,500

$125,544

On April 9, 2004, the Company entered into an amended and restated loan and security agreement (the “credit agreement”) with U.S. Bank National Association as a lender and agent for the other lenders which provided for a $175.0 million revolving credit facility. The amount available under the revolving credit facility was determined by a borrowing base formula derived from the sum of eligible accounts receivable, a fixed asset component and a formula for inventory based on the lower of cost or market valuation.

On April 20, 2005, the Company amended the credit agreement to reduce the applicable margin and to permit:

•	the contemplated initial public offering of shares of common stock by certain holders thereof,

•	the merger of PSF Group Holdings, Inc., the parent, with and into the Company, and

•	the Tender Offer for the 9 1/4% Notes as described below.

As of May 9, 2005, the credit agreement was amended to provide for extension of credit not to exceed $220.0 million from the previous limit of $175.0 million.

On May 9, 2005, the Company completed a tender offer and consent solicitation (the “Tender Offer”) with respect to the 9  1/4% Notes pursuant to which the Company purchased $173,000,000 principal amount of the aggregate $175,000,000 of the 9  1/4% Notes previously outstanding and eliminated substantially all of the restrictive covenants relating to the remaining 9  1/4% Notes. The purchase price and related consent payment was $197.2 million based on a price determined generally by discounting the redemption price of the 9  1/4% Notes when they may be first called on June 15, 2006 (i.e., $1,046.25 per $1,000 9  1/4% Note) to present value using the market yield of a comparable U.S. treasury note as of April 19, 2005 plus 0.50%, including accrued interest of $6.4 million. The Tender Offer was financed through borrowings under the then existing bank credit agreement and available cash and resulted in a charge of approximately $21.7 million recognized in the first quarter of fiscal year 2006, relating to the debt tender premium of $17.8 million and the corresponding write-off of unamortized deferred financing costs of $3.9 million. On July 17, 2006, the Company paid off the remaining $2.0 million 9  1/4% Notes at a redemption price of 104.625% of their principal amount plus accrued interest.

On June 24, 2005, the Company entered into a second amended and restated loan and security agreement (the “credit agreement”) with U.S. Bank National Association as a lender and agent for the other lenders which provided for a $175.0 million revolving credit facility and a $125.0 million term facility.

On April 5, 2007, the Company received a waiver and consent for the credit agreement to allow a merger transaction whereby the Company and the other borrowers will become affiliates of Smithfield Foods, Inc. As described in Note 14, this transaction was completed subsequent to March 31, 2007.

The amount available under the revolving credit facility is determined by a borrowing base formula derived from the sum of eligible accounts receivable, a fixed asset component and a formula for inventory based on the lower of cost or market valuation. The term debt facility, under which $125.0 million was outstanding at March 31, 2007, provides for interest-only payments until November 9, 2007, at which point quarterly principal payments of $1.25 million ($5 million annually) are due until the term loan maturity date of May 9, 2015, when all remaining principal is due.

At March 31, 2007, the Company had no borrowings outstanding under the revolving credit facility, $13.1 million in letters of credit and $161.9 million available for borrowing. All borrowings under the revolving credit facility mature on June 24, 2010.

Borrowings under the credit agreement are secured by a first priority security interest in, and mortgages on, substantially all of inventory, breeding stock and receivables, as well as the production and processing facilities in Missouri and North Carolina.

Amounts borrowed under the credit agreement bear interest at fluctuating rates. These rates are based on the agent’s base rate (the greater of the agent’s prime rate or the federal funds rate plus one half of one percent) or LIBOR plus, in each case, an applicable margin, ranging from 0.0% to 3.125% determined by the leverage ratio. The Company entered into an interest rate swap agreement to convert the variable base interest rate of $125.0 million of its bank debt to a fixed rate of 4.525% plus the agent bank’s applicable margin (currently 1.125% at March 31, 2007).

Letter-of-credit fees are based on the applicable margin and are paid quarterly only on outstanding letter-of-credit amounts. In addition, the revolving credit facility provides for an annual administration fee to be paid to the agent, and a quarterly non-use fee payable to the lenders calculated on the average daily unused amount under the revolving credit facility.

The credit agreement contains both negative and affirmative covenants. The credit agreement contains the following affirmative covenants, among others: delivery of financial and other information to the agent, notice to the agent upon the occurrence of certain material events, and maintenance of earnings before interest, taxes, depreciation and amortization (“EBITDA”), minimum tangible net worth, minimum working capital, and a maximum leverage ratio. Both the EBITDA and maximum leverage ratio covenants are based on a four quarter minimum rolling EBITDA average during the most recent eight quarters. The Company is required under the credit agreement to maintain EBITDA, as defined in the credit agreement, of at least $60.0 million as of the end of fiscal year 2007 and each quarter thereafter. The maximum leverage ratio (based on the EBITDA calculation) cannot be greater than 4.0-to-1.0 as of the end of fiscal year 2007, and as of the end of each fiscal quarter thereafter. At March 31, 2007, the Company was in compliance with all covenants under the credit agreement.

In addition, the credit agreement contains the following negative covenants, among others: limitations on encumbrances, disposal of assets, acquisitions, additional indebtedness, capital investment and pre-payment of subordinated debt. The credit agreement also limits the amount of cash dividends the Company may pay to $15.0 million annually.

The credit agreement specifies certain events of default, including, among others: failure to pay principal, interest or other amounts, violation of covenants, inaccuracy of representations and warranties, default with respect to other material indebtedness, certain bankruptcy and insolvency events and certain undischarged judgments.

6. Income taxes

Income tax (expense) benefit consists of the following components (in thousands):

	Fiscal Year Ended
	March 26, 2005	March 25, 2006	March 31, 2007
Current:
Federal	$(22,034)	$(30,805)	$(14,700)
State and local	(2,811)	(3,333)	312

	(24,845)	(34,138)	(14,388)

Deferred:
Federal	(13,505)	7,623	3,808
State and local	(1,654)	2,251	2,246

	(15,159)	9,874	6,054

Total income tax (expense)	$(40,004)	$(24,264)	$(8,334)

The difference between the U.S. federal statutory income tax rate and the Company’s effective tax rate were as follows for the following fiscal years ending:

	March 26, 2005	March 25, 2006	March 31, 2007
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	4.0%	3.2%	2.0%
Extraterritorial income exclusion	(0.5)%	(2.1)%	(1.4)%
Qualified domestic production activities	—	(1.0)%	(1.9)%
Change in estimated tax rate on temporary differences	(1.4)%	(2.0)%	(7.5)%
Nondeductible merger related charges	—	—	12.3%
Change in tax expense for book to provision differences	—	—	(6.5)%
Other, net	0.1%	(1.7)%	(1.2)%

	37.2%	31.4%	30.8%

Components of the net deferred tax balances are as follows (in thousands):

	March 25, 2006	March 31, 2007
Net current deferred tax assets-
Goodwill	$198	$192
Inventory	1,527	655
Stock-based compensation	447	992
Fair value of interest rate swap	(230)	(258)
Worker’s compensation and health claims payable	3,647	3,712
Other accruals and reserves	2,586	3,742

Net current deferred tax assets	$8,175	$9,035

Net long-term deferred tax liabilities-
Fixed assets	$(76,737)	$(70,423)
Fair value of interest rate swap	(1,468)	(1,195)
Goodwill	429	224
Other	2,801	1,857

Net long-term deferred tax liability	$(74,975)	$(69,537)

The American Jobs Creation Act (“A.J.C.A.”) of 2004 (P.L. 108-357) provided significant changes to U.S. income tax law which impacted the Company. The A.J.C.A. provided for a fully phased-in deduction equal to 9% (3% in the case of tax years beginning in 2005 and 2006) of qualified domestic production activities income. The A.J.C.A. also repealed the extraterritorial income exclusion, a provision which provided a benefit for export sales. Under the transition rules, taxpayers may claim 80% and 60% of the pre-repeal exclusion amount for transactions incurred in 2005 and 2006, respectively. As a result of these transition rules, the Company has recorded a tax benefit from both of these items at the applicable percentage for its year ended March 25, 2006 and March 31, 2007.

The amount of income taxes the Company pays is subject to ongoing audits by federal and state tax authorities, which may result in proposed assessments. The IRS just completed the fiscal year 2005 federal exam of the Company’s tax return and had no material adjustments. The Company’s estimate for the potential outcome for any uncertain tax issue is highly judgmental. The Company believes it has adequately provided for any reasonable foreseeable outcome related to these matters. However, the Company’s future results may include favorable or unfavorable adjustments to estimated tax liabilities in the period the assessments are made or resolved or when statutes of limitation on potential assessments expire. Additionally, the jurisdictions in which the Company’s earnings or deductions are realized may differ from current estimates.

7. Investments in partnerships

The Company has a 50 percent ownership interest in the L&H Farms partnership. L&H Farms partnership is in the business of breeding and raising hogs in rural North Carolina. The Company accounts for the earnings and losses of the partnership using the equity method of accounting. As of March 25, 2006, and March 31, 2007, the investment in the L&H Farms partnership was $1.6 million and $1.4 million, respectively, and is included in other long-term assets in the consolidated balance sheets. The Company’s share of the partnership’s earnings was $0.6 million for fiscal year ended March 26, 2005, $0.7 million for fiscal year ended March 25, 2006, and $0.5 million for fiscal year ended March 31, 2007. These amounts are included in other income, net, in the consolidated statements of income and comprehensive income.

In addition, the Company has a 60 percent ownership in L&S Farms, a general partnership, in the business of breeding and raising hogs in rural North Carolina. The Company consolidates this operation for financial reporting purposes. Minority interest of $289,000 for fiscal year ended March 26, 2005, $22,000 for fiscal year ended March 25, 2006, and $30,000 for fiscal year ended March 31, 2007, was charged to other income, net, in the consolidated statements of income and comprehensive income. As of March 25, 2006, and March 31, 2007, the minority interest obligation was $494,000 and $524,000, respectively, recorded in other long-term liabilities in the consolidated balance sheets.

The Company had a 50 percent ownership interest in Oldham’s LLC (Oldham’s) which was in the business of processing sows and producing raw materials for sausage products. The Company sold its interest for $1.6 million in June 2006. There was no gain recorded on the sale. The Company previously accounted for the earnings and losses of Oldham’s using the equity method of accounting. As of March 25, 2006 the investment in Oldham’s was $1.6 million, and was included in other long-term assets in the consolidated balance sheets. The Company’s share of Oldham’s earnings was $327,600, $179,200 and $19,500 for fiscal years ended March 26, 2005, March 25, 2006 and March 31, 2007, respectively. These amounts are included in other income, net, in the consolidated statements of income and comprehensive income.

The Company has a 50 percent ownership interest in Crystal Peak Technologies, LLC (CPT) formed by the Company and Crystal Peak Farms, Inc to develop and market technologies for the processing of animal waste. Both the Company and Crystal Peak Farms contributed patents and other technology to this LLC. The Company accounts for the earnings and losses of CPT using the equity method of accounting. As of March 25, 2006, and March 31, 2007, the investment in CPT was $29,000 and $11,000, respectively, and is included in other long-term assets in the consolidated balance sheets. The Company’s share of the partnership’s earnings was $46,500, $0 and $0 for fiscal years ended March 26, 2005, March 25, 2006 and March 31, 2007, respectively. These amounts are included in other income, net, in the consolidated statements of income and comprehensive income.

8. Related parties

The Company has contracted with ContiGroup to provide certain services pursuant to an amended and restated services agreement and a contract grower finish agreement. Under these agreements, ContiGroup provides purchasing assistance, legal services, employee benefits, payroll and grow finishing services to the Company. For fiscal years ended March 26, 2005, March 25, 2006, and March 31, 2007, the total amount of these expenses and other related-party expenses with ContiGroup were $4,868,000, $5,294,000, and $4,972,000, respectively. At March 25, 2006, and March 31, 2007, the Company recorded amounts due to related party for these items of $22,000 and $43,000, respectively, included in the consolidated balance sheets.

9. Commitments

The Company enters into forward grain purchase contracts with market risk in the ordinary course of business. In the opinion of management, settlement of such commitments, which were open at March 25, 2006 and March 31, 2007, will have no adverse impact on the financial position or results of operations of the Company.

The Company utilizes forward contracts, as well as exchange traded futures and options contracts, to establish adequate supplies of future grain purchasing requirements and minimize the risk of market fluctuations. These contracts are dependent on fluctuations in the grain, lean hog, and natural gas commodity markets. Market risk resulting from a position in a particular contract may be offset by other on or off-balance-sheet transactions. The Company continually monitors its overall market position. Fair values of futures and options, and gross contract or notional amounts of forward contracts, in place as of March 31, 2007 are as follows (in thousands except wtd.-avg. price/unit):

	Contract Quantity	Volumes Units	Wtd.-avg. Price/Unit	Fair Value
Futures Contracts
Corn purchases - long	6,115	bushels	$4.12	$(1,851)
Lean hog sales - short	160,880	pounds	0.76	3,167

	Contract Quantity	Volumes Units	Wtd.-avg. Price/Unit	Notional Amount
Forward Contracts
Corn	5,301	bushels	$4.24	$22,492
Meal	15	tons	217.87	3,301

Substantially all these contracts expire within one year.

The Company leases rolling stock and certain equipment under noncancelable operating leases. Rental expense under operating leases was approximately $6,453,000, $6,952,000 and $7,358,000, in the fiscal years ended March 26, 2005, March 25, 2006, and March 31, 2007, respectively. Future minimum rental commitments at March 31, 2007, are as follows (in thousands):

2008	$6,091
2009	5,431
2010	4,036
2011	2,197
2012	951
Thereafter	1,424

$20,130

At our pork processing facilities, the Company has contracts with producers to provide market hogs for the amount the Company’s hog production operations cannot provide in order to meet each facility’s processing needs. These contracts vary in length but are all based on a market price and grade and yield formula. Over the next 5 years the Company is contracted to purchase approximately 1,200,000 market hogs under these contracts.

The Company also has contracts with two large processors to sell the Company’s hogs produced from its Texas hog production operations in which the Company is to deliver approximately 500,000 hogs annually. These contracts are scheduled to terminate in 2007 and 2008.

10. Employee benefit plans

The Company has a 401(k) plan covering substantially all employees meeting certain minimum service requirements. The plan allows all qualifying employees to contribute up to 60 percent of employee compensation limited to the tax deferred contribution allowable by the Internal Revenue Code. The Company matches 100 percent of the employee’s contribution up to 3 percent of employee compensation and 50 percent of the employee’s next 2 percent of employee compensation, for a maximum company match of 4 percent of employee compensation. Employer contribution expense related to the plan was approximately $2,001,000, $2,143,000 and $2,095,000 for the fiscal years ended March 26, 2005, March 25, 2006, and March 31, 2007, respectively.

The Company had a long-term incentive plan with performance thresholds tied to return on net assets in place for key executives selected by the compensation committee. At March 26, 2005, the Company had a liability recorded of $2,020,000 in other long-term liabilities toward the long-term incentive plan. The Company expensed $2,020,000, in the fiscal year ended March 26, 2005. In conjunction with the initial public offering in fiscal 2006, the plan was frozen and participants were allowed to convert their accrued benefit under this plan into restricted stock grants or receive cash at the original dates under the plan. As described in Note 3, most participants chose to convert their benefits into restricted stock. For those benefits not converted, all amounts were paid on March 31, 2007. There were no amounts expensed in the fiscal years ended March 25, 2006 or March 31, 2007 for the plan.

The Company has a deferred compensation plan which is restricted to a select group of management employees. Under the plan, participating employees are allowed to defer payment of compensation awarded under the long-term incentive plan until a date elected by the employee in accordance with the plan. The plan generally allows payment in the form of a single lump sum or ten substantially equal annual installments following the date of payment. At March 25, 2006 and March 31, 2007, the plan had $864,000 and $903,000, respectively, of investments held by an independent trustee. The investments are classified as trading and are reflected in other long-term assets with a corresponding liability included in other long-term liabilities in the consolidated balance sheets.

The Company has a nonqualified, unfunded special executive retirement plan for certain key executives. Benefits generally accrue based on pay and years of credited service. In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” Effective for fiscal year ending 2007, the Company has fully recognized the assets and obligations associated with its defined benefit plans. The Company has adopted this standard and it had no material impact on its consolidated financial statements, resulting in a decrease to long-term liabilities of $548,000, an increase in deferred tax liabilities of $202,000 and an increase in accumulated other income of $346,000.

Specific data related to the plan is as follows (in thousands):

	March 25, 2006	March 31, 2007
Accumulated benefit obligation	$2,294	$2,488

Change in benefit obligation during year

Projected benefit obligation, beginning of fiscal year	$1,988	$2,323
Service cost	206	267
Interest cost	114	139
Actuarial loss (gain) (including assumption changes)	15	(155)

Projected benefit obligation, end of fiscal year	$2,323	$2,574

Reconciliation of funded status at end of fiscal year

Funded status, end of fiscal year	$(2,323)	$(2,574)
Unrecognized prior service cost	166	—
Unrecognized net gain	(570)	—

Accrued cost, end of year	$(2,727)	$(2,574)

Amounts recognized in accumulated other comprehensive income

Unrecognized prior service cost	$—	$149
Unrecognized net gain	—	(697)
Deferred income tax	—	202

	$—	$(346)

Components of net periodic pension cost

Service cost	$206	$267
Interest cost	114	139
Amortization of prior service cost	17	17
Amortization of unrecognized gain	(35)	(28)

Pension cost	$302	$395

Weighted average assumption used to determine benefit obligation

Discount rate	6.00%	6.00%
Salary increases	3.50%	3.50%

Weighted average assumptions used to determine net periodic pension cost

Discount rate	5.75%	6.00%
Salary increases	3.50%	3.50%
Measurement date	March 26	March 31
Fiscal period	March 27 to March 25	March 26 to March 31

	2008
Pre-tax amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost in fiscal 2008

Amortization of:
Unrecognized prior service cost	$17
Unrecognized net (gain)	(37)

Estimated net periodic benefit cost (benefit)	$(20)

The following benefit payments, which reflect expected future service as appropriate, are expected to be paid (in thousands):

Year	Expected Benefit Payments
2008	$80
2009	727
2010	51
2011	49
2012	64
2013-2017	670

11. Litigation

Environmental matters

In order to settle enforcement actions and citizens suits, the Company has entered into consent decrees with the State of Missouri and with the federal government and a citizens group. The decrees have generally required that the Company pay penalties to settle past alleged regulatory violations, and the decrees and the voluntary agreement require that the Company research, develop, and implement new technologies for environmental controls at the Missouri operations.

In 1999, the Company entered into a consent decree to settle a suit filed by the State of Missouri. The settlement required the Company to invest $25.0 million in capital expenditures on what was characterized in the decree as “Next Generation Technology” for researching, installing and operating improved technology. The proposed technologies were to be approved by a panel of independent university experts and were to be completed by 2004. In 2002, the State of Missouri filed a suit against the Company for alleged new violations of environmental regulations, the settlement of which modified the 1999 consent decree by (i) removing the $25.0 million spending requirement, instead specifying that Next Generation Technology be installed on the 11 largest farms and (ii) extending the schedule to implement Next Generation Technology from 2004 until 2010, in each case to ensure that the technology the Company installs will be effective in reducing potential impacts to the environment. The Company estimates that it would invest approximately $33.0 million in additional capital for Next Generation Technology by the 2010 deadline, of which $15.4 million has been spent as of March 31, 2007. Included in this commitment is a fertilizer plant in northern Missouri that will convert waste into commercial grade fertilizer. The fertilizer plant construction has been substantially completed and the plant continues to operate in the start-up phase. The Company has spent $10.2 million on the construction of the plant.

Two suits based on the law of nuisance were filed against ContiGroup and the Company in 2002 in the Circuit Court of Jackson County, Kansas City, Missouri (Steven Adwell, et al. vs. PSF, et al., and, Michael Adwell, et al. vs. PSF, et al.). A jury trial involving six plaintiffs in the Steven Adwell case resulted in a jury verdict of compensatory damages for those six plaintiffs in the amount of $750,000 each for a total of $4.5 million in September 2006. The jury also found ContiGroup and the Company liable for punitive damages, however, the parties agreed to settle for the amount of the compensatory damages and the plaintiffs waived punitive damages. There are 29 plaintiffs remaining in the Steven Adwell, et al. vs. PSF, et al. case as well as 24 plaintiffs remaining in the Michael Adwell, et al. vs. PSF, et al. case.

Two other nuisance lawsuits were filed in March of 2004 by the same attorneys (Fred Torrey, et al. vs. PSF, et al., and, Doyle Bounds, et al. vs. PSF, et al.). Two additional nuisance suits were filed in May 2004 in Daviess County Circuit Court, Gallatin, Missouri entitled Vernon Hanes et al. v. Premium Standard Farms, Inc. et al. and Steve Hanes et al. v. Premium Standard Farms, Inc., et al. The same lawyer that represents Hanes filed another nuisance lawsuit in June 2005 entitled William J. Engel, III, et al. vs. PSF, et al. There are multiple plaintiffs in each suit, who claim to live near swine farms owned or under contract with the Company. Plaintiffs allege that these farms interfered with the plaintiffs’ use and enjoyment of their respective properties. The Company believes it has good defenses to these actions and intends to vigorously defend these suits.

In May, 2004 the same lead lawyer who filed the Adwell, Bounds and Torrey lawsuits filed a class action lawsuit (Daniel Herrold, et al. and Others Similarly Situated v. ContiGroup Companies, Inc, Premium Standard Farms, Inc., and PSF Group Holdings, Inc.) in the Circuit Court of Jackson County, Kansas City, Missouri. The action seeks to create a class of plaintiffs living within 10 miles of the Company’s farms in northern Missouri, including contract grower farms, who are alleged to have suffered interference with their right to use and enjoy their respective properties. On January 22, 2007, plaintiffs in the Herrold case filed a Second Amended Petition in which they abandoned all class action allegations and efforts to certify the action as a class action and added an additional 193 named plaintiffs to join the seven prior class representatives to pursue a one count claim to recover monetary damages, both actual and punitive, for temporary nuisance. The Company believes it has good defenses to this action and intends to vigorously defend this suit.

In connection with and in consideration of the settlement discussed above, the Company has recorded an expense of $7.4 million as Selling, general and administrative expense in the fiscal year ended March 31, 2007 for the settlement and reserves for other nuisance cases outstanding.

In 1998, the Company engaged in a series of transactions with ContiGroup pursuant to which it purchased from ContiGroup its North Missouri Farms hog production operations and ContiGroup purchased a 51.0% ownership interest in the Company (the 1998 ContiGroup transaction). To the extent that ContiGroup incurs any liability in the above described nuisance litigation, the Company assumed that liability pursuant to the terms of the 1998 ContiGroup transaction.

In addition, the Company is involved from time to time in routine litigation incidental to its business. Although no assurance can be given as to the outcome or expense associated with any of these routine proceedings, the Company believes that none of the currently pending proceedings should, individually or in the aggregate, have a material adverse effect on its financial statements.

12. Segment information

The Company operates a vertically integrated business with five operating segments which are aggregated into two reportable segments, Pork Processing and Hog Production. The Pork Processing segment sells fresh and value-added pork products to food retailers, distributors, wholesalers, further processors, pharmaceutical and animal feed manufacturers in both domestic and international markets. The Hog Production segment supplies a majority of the live hogs used in the Pork Processing segment and sells the excess production to other hog processing operations. Intersegment live hog sales are based on market prices. The following tables present specific financial information about each segment as reviewed by the Company’s management. The Corporate and Other classification in the following tables represent unallocated corporate expenses and assets, deferred and current taxes, interest expense and intersegment elimination (in thousands):

	Pork Processing	Hog Production	Corporate and Other	Total
Fiscal 2005:
Net sales	$850,764	$628,938	$(552,131)	$927,571
Intersegment sales	(2,122)	(550,009)	—	—
Operating income (loss)	24,715	123,379	(20,277)	127,817
Assets	196,854	507,516	32,596	736,966
Goodwill	25,020	50,978	—	75,998
Depreciation and amortization	15,785	44,021	839	60,645
Capital expenditures	8,366	35,013	919	44,298

Fiscal 2006:
Net sales	$817,088	$607,108	$(504,656)	$919,540
Intersegment sales	(2,319)	(502,337)	—	—
Operating income	13,141	115,508	(42,375)	86,274
Assets	184,997	494,308	49,546	728,851
Goodwill	25,020	50,978	—	75,998
Depreciation and amortization	16,626	43,479	820	60,925
Capital expenditures (including accrued capital expenditures)	9,262	38,003	1,813	49,078

Fiscal 2007:
Net sales	$823,040	$557,961	$(487,972)	$893,029
Intersegment sales	(2,709)	(485,263)	—	—
Operating income	19,760	48,200	(35,294)	32,666
Assets	212,512	502,193	26,099	740,804
Goodwill	25,020	50,978	—	75,998
Depreciation and amortization	14,515	37,911	902	53,328
Capital expenditures (including accrued capital expenditures)	39,067	38,370	1,182	78,619

Geographic information

No individual foreign country or customer accounts for 10 percent or more of sales to external customers. The following table provides a geographic summary of the Company’s net sales based on the location of product delivery (in thousands):

	2005	2006	2007
United States	$832,191	$803,997	$779,324
Far East	56,826	71,308	75,938
Europe and Russia	449	656	1,777
Canada	14,575	14,539	6,346
Mexico and South America	23,530	29,040	29,644

Totals	$927,571	$919,540	$893,029

All of the Company’s assets are located within the United States.

13. Quarterly results of operations (unaudited in thousands, except share and per share information):

The following represents the unaudited quarterly results of operations for fiscal years 2006 and 2007. All amounts are expressed in thousands, except share and per share information.

	First	Second	Third	Fourth
Fiscal 2006-
Net sales	$245,307	$213,231	$242,899	$218,103
Gross profit	57,067	26,881	30,593	19,275
Net income	15,372	12,230	13,754	11,754

Earnings per share:
Basic	$0.50	$0.40	$0.44	$0.38
Diluted	$0.49	$0.39	$0.44	$0.37

Weighted average number of common shares outstanding:
Basic	30,928,524	30,928,524	31,067,575	31,227,554
Diluted	31,078,513	31,332,313	31,602,256	31,485,398

Fiscal 2007-
Net sales	$206,158	$220,396	$224,317	$242,158
Gross profit	18,881	24,636	14,636	15,714
Net income	7,589	4,269	2,935	3,905

Earnings per share:
Basic	$0.24	$0.13	$0.09	$0.13
Diluted	$0.24	$0.13	$0.09	$0.13

Weighted average number of common shares outstanding:
Basic	31,592,646	31,648,502	31,662,033	31,664,320
Diluted	31,817,998	31,837,590	31,871,130	31,908,446

Fourth quarter 2006 reflects a decrease in income tax expense as a result of changes in estimates relating to state income taxes (primarily associated with the mergers discussed in Note 1) and estimated deductions attributable to qualified domestic production activities provided by the American Jobs Creation Act of 2004.

14. Subsequent events

On May 7, 2007, the Company completed the previously announced merger (the “Merger”) with a subsidiary of Smithfield Foods, Inc. (“Smithfield”) pursuant to the Agreement and Plan of Merger, dated as of September 17, 2006 (the “Merger Agreement”), among Smithfield, KC2 Merger Sub, Inc., a wholly owned subsidiary of Smithfield, and the Company. As contemplated by the Merger Agreement, KC2 Merger Sub, Inc. merged with and into the Company and the Company is now a wholly owned subsidiary of Smithfield. As a result of the Merger, each outstanding share of the Company’s common stock was converted into the right to receive 0.678 of a share of Smithfield common stock and $1.25 in cash.

In connection with the completion of the Merger, the Company delisted its common stock from trading on the NASDAQ National Market effective May 7, 2007.